MabVax Therapeutics Files IND for Phase I Clinical Trial with HuMab 5B1 as a Therapeutic for Pancreatic Cancer

Enrollment Expected to Begin in Early 2016

SAN DIEGO, Dec. 1, 2015 -- MabVax Therapeutics Holdings, Inc. (OTCQB: MBVX), a clinical-stage oncology drug development company, announces it has filed an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) for the Company's lead fully human antibody product HuMab 5B1 as a therapeutic agent.  Subject to FDA acceptance, MabVax plans to initiate the Phase I clinical trial early in 2016.

The planned Phase I trial will evaluate the safety, tolerability and pharmacokinetics of HuMab 5B1 as a single agent or in combination with the current standard of care chemotherapy regimen in subjects with metastatic pancreatic cancer.  The first cohort of patients to be enrolled in the planned clinical trial will be enrolled in a traditional dose escalation regimen to assess safety and determine the optimal dose of the antibody.  A second patient cohort will establish the safety and optimized dose of the antibody when administered with standard of care chemotherapy and a third patient cohort will be administered the optimized dose of antibody as a single agent for the treatment of patients with advanced cancer.

David Hansen, MabVax's President and Chief Executive Officer, said, "The filing of the first of two planned INDs for our novel HuMab 5B1 antibody is a significant achievement for MabVax.  Pending FDA acceptance of the IND, we will begin the dose escalation portion of this Phase I trial as early in 2016 as possible and anticipate reporting on the early safety assessment and determination of a maximum tolerated dose in mid-year 2016.  Achievement of this important interim milestone will enable us to move into the combination therapy and monotherapy portions of the trial where we could learn much more about the pharmacological effects of this new therapy. The milestone could also have a positive impact on our future commercial and corporate development activities.  We currently anticipate having full enrollment of all three patient cohorts sometime before the end of 2016."

MabVax plans to file a second IND application this month for its HuMab 5B1-based PET imaging agent and, subject to FDA acceptance, will begin this Phase I trial as early as possible in 2016.  When the antibody is combined with a radio-label as a novel PET imaging agent, the 89Zr-HuMab 5B1 product has demonstrated high image resolution of tumors in established xenograft animal models, making it attractive as a potential companion diagnostic for the HuMab 5B1 therapeutic product.

"We believe the data generated in the early portions of these two Phase I trials will help demonstrate the initial safety, targeting specificity, and utility of the HuMab 5B1 antibody in this devastating disease," added Mr. Hansen. "We are excited about the potential applicability of our dual-product development approach in other cancers with HuMab 5B1, as well as with follow-on antibodies under development at MabVax."

About HuMab 5B1:

MabVax's HuMab 5B1 antibody is fully human and was discovered from the immune response of cancer patients vaccinated with an antigen-specific vaccine during a Phase I trial at Memorial Sloan Kettering Cancer Center.  In preclinical research, the 5B1 antibody has demonstrated high specificity and affinity, and has shown potent cancer cell killing capacity and efficacy in animal models of pancreatic, colon and small cell lung cancers.  The antigen the antibody targets is expressed on more than 90% of pancreatic cancers making the antibody potentially broadly applicable to most patients suffering from this type of cancer.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company focused on the development of vaccine and antibody-based products and vaccines to address unmet medical needs in the treatment of cancer.  MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers with the Company's proprietary vaccines. MabVax also has the exclusive license to the therapeutic vaccines from Memorial Sloan Kettering Cancer Center.  MabVax has two cancer vaccines targeting recurrent sarcoma and ovarian cancer in proof-of-concept Phase II multicenter clinical trials, and a vaccine targeting neuroblastoma that will be ready for a Phase II clinical trial in 2016. Additional information is available at www.mabvax.com.

Forward Looking Statements:

This press release contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the Company's filing on an IND and product development pipeline.  We have no assurance that all of the product development pipeline will be fully developed by the Company.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties.  Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2014, as amended and supplemented from time to time and  the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov.  The parties do not undertake any obligation to update forward-looking statements contained in this press release.

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